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Exhibit 99
Press Release

Contact:	Claire M. Gulmi Executive Vice President and Chief Financial Officer (615) 665-1283
AMSURG REPORTS 17% GROWTH IN FIRST-QUARTER EARNINGS PER
DILUTED SHARE TO $0.34
NASHVILLE, Tenn. (April 24, 2007) — Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the first quarter ended March 31, 2007. Revenues for the quarter were $127,615,000, an increase of 13% from $112,609,000 for the first quarter of 2006. Net earnings increased 18% to $10,277,000 from $8,725,000. Net earnings per diluted share rose 17% to $0.34 for the first quarter of 2007 from $0.29 for the comparable prior-year quarter. As anticipated, results for the first quarter of 2007 included a negative $0.01 impact from the effect of the Medicare Deficit Reduction Act of 2005, which was implemented at the beginning of 2007.
     “AmSurg produced solid growth for the first quarter of 2007,” commented Mr. McDonald, “especially considering the bad winter weather affecting many of our markets in the Midwest and Northeast, the impact of the 2005 Medicare legislation and the strong comparable-quarter performance for the first quarter last year. The 9% expansion of our centers in operation, to 163 at the end of the first quarter of 2007 from 149 at the end of the first quarter of 2005, contributed substantially to procedure growth for the quarter. These new centers include seven centers that we acquired in early January. For the quarter, we also produced 3% growth in same-center revenues, compared with 8% for the first quarter of 2006.
     “We completed the first quarter with five centers under development and three centers under letter of intent. We plan to open three of the de novo centers in 2007, one of which has already opened in the second quarter, with the remaining two scheduled to open in the fourth quarter. We continue to pursue potential partnerships for additional de novo centers and acquisitions from our strong pipeline of prospects. Due to continuing significant cash flow from operations, which was 1.9 times net earnings for the first quarter, and our solid financial position, we have the financial resources to implement our plans to expand the number of our centers in operation. As a result, we are confident of our ability to achieve our goal for 2007 of adding 18 to 20 new centers.
     “Due to our same-center revenue performance for the first quarter, we are maintaining our guidance for same-center revenue growth in a range of 3% to 4% for the full year. We also affirm our existing guidance for full-year 2007, and establish guidance for the second quarter of the year, as follows:
•	Revenues in a range of $510 million to $530 million for 2007.

•	Same-center revenue growth of 3% to 4% for the full year.
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AMSG Reports First-Quarter Results

April 24, 2007
•	The addition of 18 to 20 centers for the year, which includes the seven centers acquired in January 2007 and the three development centers expected to open in 2007.

•	Net earnings from continuing operations per diluted share for 2007 in a range of $1.40 to $1.42 per diluted share, including a negative $0.03 impact from the effect of the Medicare Deficit Reduction Act of 2005.

•	Net earnings per diluted share for the second quarter of 2007 in a range of $0.34 to $0.35 per diluted share, including the negative impact from the effect of the Medicare Deficit Reduction Act of 2005.”
     The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.
     Effective January 1, 2007, the Company adopted FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109” and incurred a one-time cumulative reduction to beginning retained earnings of $634,000. In addition, during the first quarter the Company incurred additional tax expense of $90,000 related to FIN No. 48, which resulted in an average effective tax rate of 39.7% for the quarter.
     “With our first-quarter results, we took a significant step toward achieving our growth objectives for 2007,” commented Mr. McDonald. “We also again demonstrated the ability of our business model to produce sustained growth through steady additions to our base of centers in operation and through positive same-center revenues. We remain confident of our ability to continue expanding AmSurg’s operations in the short and long term, even as we await the final rule on changes in Medicare reimbursement for ASCs. Regardless of the impact of the final rule, we are also confident of the prospects for our business to produce long-term growth and increased shareholder value.”
     AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investor Relations” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on July 24, 2007.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other filings with the Securities and Exchange Commission, including the following risks: changes in the reimbursement system for outpatient surgical procedures under the Medicare program; the risk that payments from third-party payors, including government healthcare programs, may decrease
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AMSG Reports First-Quarter Results

April 24, 2007
or not increase as the Company’s costs increase; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; risks associated with weather and other factors that may affect the Company’s surgery centers located in Florida; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; risks associated with the Company’s status as a general partner of limited partnerships; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the write-off of the impaired portion of intangible assets; and risks associated with the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At March 31, 2007, AmSurg owned a majority interest in 163 continuing centers in operation and had five centers under development.
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AMSG Reports First-Quarter Results

April 24, 2007
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2007	2006
Statement of Earnings Data:

Revenues	$127,615	$112,609

Operating expenses:
Salaries and benefits	38,412	34,516
Supply cost	14,626	12,779
Other operating expenses	24,924	21,468
Depreciation and amortization	4,706	4,141

Total operating expenses	82,668	72,904

Operating income	44,947	39,705

Minority interest	25,409	23,693
Interest expense, net	2,487	1,699

Earnings from continuing operations before income taxes	17,051	14,313
Income tax expense	6,774	5,611

Net earnings from continuing operations	10,277	8,702

Discontinued operations:
Earnings from operations of discontinued interests in surgery centers, net of income tax expense	—	23

Net earnings	$10,277	$8,725

Basic earnings per common share:
Net earnings from continuing operations	$0.34	$0.29
Net earnings	$0.34	$0.29
Diluted earnings per common share:
Net earnings from continuing operations	$0.34	$0.29
Net earnings	$0.34	$0.29

Weighted average number of shares and share equivalents (000’s):
Basic	30,046	29,693
Diluted	30,505	30,219

Operating Data:
Continuing centers in operation at end of period	163	149
Centers under development/not opened at end of period	5	4
Development centers awaiting CON approval at end of period	—	3
Centers under letter of intent	3	2
Average number of centers in operation	163	146
Average revenue per center	$783	$770
Same center revenues increase	3%	8%
Procedures performed during the period	234,467	211,102
Cash flows provided by operating activities	$19,086	$21,341
Cash flows used by investing activities	$(45,931)	$(25,484)
Cash flows provided by financing activities	$28,978	$4,366
Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations	$10,277	$8,702
Add: income tax expense	6,774	5,611
Add: interest expense, net	2,487	1,699
Add: depreciation and amortization	4,706	4,141

EBITDA	$24,244	$20,153

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AMSG Reports First-Quarter Results

April 24, 2007
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(In thousands)

	March 31,	Dec. 31,
Balance Sheet Data:	2007	2006
Cash and cash equivalents	$22,216	$20,083
Accounts receivable, net	55,579	51,546
Working capital	71,725	66,591
Total assets	642,378	590,032
Long-term debt and other long-term liabilities	160,605	127,821
Minority interest	56,534	52,341
Shareholders’ equity	358,488	343,108

(1)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.

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